Consumers Energy	Exhibit 99.1 News Release

CONSUMERS ENERGY ANNOUNCES SALE
OF MIDLAND COGENERATION VENTURE INTERESTS TO
GSO CAPITAL PARTNERS AND ROCKLAND CAPITAL ENERGY INVESTMENTS

JACKSON, Mich., July 25, 2006 – Consumers Energy, the principal subsidiary of CMS Energy, has reached an agreement to sell the utility’s interests in the 1,500-megawatt Midland Cogeneration Venture to GSO Capital Partners and Rockland Capital Energy Investments for $60.5 million, the companies announced today.

Consumers Energy owns 49 percent of the MCV Partnership, which leases and operates the facility near Midland, Michigan. Consumers Energy also indirectly owns 35 percent of the facility and along with the other owners leases the facility to the MCV Partnership.

The sales agreement calls for GSO and Rockland to purchase all of the Michigan utility’s interests. GSO and Rockland also will provide Consumers Energy a financial guarantee to back certain contingent obligations.

Consumers Energy is the main customer for the MCV’s electricity output. The utility’s contract to purchase power from the plant, and the associated customer rates, are not affected by the sale.

The sale is the result of a competitive process. Proceeds from the sale will be used to reduce debt at the utility, following a review by the Michigan Public Service Commission.

CMS Energy said if the sale closes this fall, as expected, it would boost 2006 cash flow by about $56 million and reduce 2006 reported and adjusted earnings by about 4 cents per share. The Company said it is maintaining its guidance for 2006 adjusted earnings, excluding mark-to-market impacts, of about $1 per share. CMS Energy does not provide specific reported earnings guidance because of the uncertainties associated with the expected reversal of mark-to-market gains and losses from potential asset sales.

The natural gas-fired MCV facility can produce up to 1,500 megawatts of electricity and up to 1.35 million pounds per hour of industrial steam. It began commercial operation in 1990.

Sustained high natural gas prices led the MCV Partnership to reevaluate the economics of the facility last year. Those high gas prices also led Consumers Energy to examine several long-term alternatives for its MCV interests, including a competitive sale.

David Joos, the president and chief executive officer of CMS Energy, said the sale of the MCV interests reduces CMS Energy’s financial risk. “This sale will reduce our exposure to sustained high natural gas prices and allow us to pay down debt at the utility at a time when interest rates are rising,” he said.

J.P. Morgan Securities Inc. served as financial advisor for Consumers Energy and managed the competitive sale process.

Consumers Energy, the principal subsidiary of CMS Energy (NYSE: CMS), provides natural gas and electricity to nearly 6.5 million of Michigan’s 10 million residents in all 68 Lower Peninsula counties.

GSO Capital Partners LP is an investment advisor specializing in the leveraged finance marketplace. Funds managed by GSO invest in a broad array of assets including private equity securities, mezzanine securities and leveraged loans. The firm has approximately $5 billion in assets under management and has over 90 professionals in New York, London and Houston.

Rockland Capital Energy Investments is a private energy investment company founded in 2003 to focus on the acquisition, development and optimization of companies and projects in the North America and European energy sectors.

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For more information about Consumers Energy, visit our Website at www.consumersenergy.com

Media Contacts: Jeff Holyfield, 517/788-2394 or Dan Bishop, 517/788-2395

Investment Analyst Contact: CMS Energy Investor Relations, 517/788-2590